            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 20, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of each of the seven funds constituting AIM Funds Group, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", and "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis" in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
April 24, 2007